July 31, 2014
Himesh Bhise

Dear Himesh:
Synacor, Inc. (the “Company”) is pleased to offer you employment on the following terms:
1.     Position, Term. Your title will be Chief Executive Officer, and you will at all times report to the Company’s Board of Directors (the “Board”). This is a full-time exempt position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement (the “Agreement”), you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. Upon commencement of your employment you will be appointed to the Company’s Board. Without limiting Section 9, the term of this Agreement shall commence on August 4, 2014 (the “Effective Date”), which shall be the date your employment with the Company commences, and shall continue thereafter for an initial period ending on the third anniversary of the Effective Date. On the third anniversary of the Effective Date and on each successive anniversary of the Effective Date thereafter, this Agreement shall be automatically renewed for successive one-year periods subject to termination by either party upon providing written notice of such termination at least sixty (60) days prior to the end of any such period (the “Term”).
2.     Cash Compensation. The Company will pay you a starting salary at the rate of $400,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to increase, but not decrease, pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective and/or subjective criteria established and approved by the Board or its Compensation Committee after consultation with you. Your target bonus will be equal to 100% of your then annual base salary. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. The bonus for a fiscal year will be paid after the Company’s books for that year have been closed (but in any event within 2½ months after the close of that fiscal year) but only if you are employed by the Company at the time of payment, except as is otherwise provided in Section 6. The determinations of the Board with respect to your bonus will be final and binding. In addition, upon the commencement of your employment, the Company will pay you a signing bonus of $40,000.
3.    Employee Benefits. As a regular employee of the Company, you will be eligible to participate in all Company-sponsored benefits provided to executive officers. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
4.    Equity Compensation. Upon commencement of your employment, you will receive a grant of an option to purchase 2,001,338 shares of the Company’s common stock (representing 6% of the Company’s common stock on a fully diluted and as converted basis) (the “Grant”). You will vest in 25% of the Grant on the one year anniversary of your employment, and the balance of the Grant will vest in equal monthly installments over the next 36 months. In addition, (a) if the Company undergoes a Change of Control before your service with the Company terminates and, within twelve months after such Change of Control the Company (or the surviving corporation) terminates your employment for any reason other than Cause or Permanent Disability or you terminate your employment for Good Reason and a Separation occurs, then (1) if such Change of Control occurs within the first 12 months after the Effective Date, the vested portion of the Grant shall be determined by adding 36 months to your actual service, and (2) if such Change of Control occurs after the date that is 12 months after the Effective Date, then 100% of the then unvested shares of your Grant will immediately vest and be exercisable and (b) if the Company terminates your employment for any reason other than Cause or Permanent Disability or you terminate your employment for Good Reason, in each case prior to a Change of Control, and a Separation occurs, then the vested portion of the Grant shall be determined by adding 12 months to your actual service.
5.     Travel Expenses. Your principal place of business will be at the Company’s headquarters in Buffalo, NY. You agree to rent an apartment in the Buffalo, NY area within four months after your commencement of employment. The Company will reimburse you for reasonable travel expenses commuting from the Philadelphia, PA area to the Company’s headquarters and will provide a stipend of $2,000 per month for an apartment and other living expenses in the Buffalo, NY area.
6.    Severance Pay.
(a)    General. Subject to this Section 6 and the other terms and conditions of this Agreement, you or the Company may terminate your employment at any time for any reason or no reason. If the Company terminates your employment without Cause, or terminates this Agreement prior to the Effective Date, or if you terminate your employment for Good Reason, and a Separation occurs (a “Qualified Termination”), then you will be entitled to the benefits described in this Section 6. However, this Section 6 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company with respect to your employment or termination of your employment. The release will be in the form attached hereto as Exhibit A. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 6. If your employment terminates for any reason other than a Qualified Termination, then you will be entitled only to payment of salary and benefits accrued through the date of your termination and any rights to benefits otherwise provided for under the terms of the applicable employee benefit plan.
(b)    Salary Continuation. If you experience a Qualified Termination then (i) the Company will continue to pay your then-annual base salary for a period of twelve months after your Separation, (ii) the Company will pay you any earned but unpaid bonus for the year preceding the year in which your employment is terminated, payable on the same date as bonuses are paid to other executives with respect to such fiscal year and (iii) if you are eligible for and properly elect to continue group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after your Separation, the Company will pay the monthly premium under COBRA for you and, if applicable, your dependents for a twelve-month period following your Separation. In addition, if such Qualified Termination occurs within 12 months following a Change of Control, then the Company will also pay you an amount equal to your annual target bonus amount for the year in which the termination occurs, payable in installments accordance with the Company’s standard payroll procedures over a twelve-month period. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments and, if applicable, target bonus payments, will commence on the Company’s first payroll that occurs on or following the 61st day after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. Any amounts you earn through subsequent employment or otherwise shall not reduce any payments to which you are entitled hereunder.

(c)    Section 409A. For purposes of Section 409A of the Code, each salary continuation payment under Section 6(b) is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section 6(b), to the extent that they are subject to Section 409A of the Code, will commence on the first business day following the earlier of (a) the expiration of the six-month period measured from the Separation or (b) your death after your Separation and (ii) the installments that otherwise would have been paid during the first six months after your Separation will be paid in a lump sum when the salary continuation payments commence. Additionally, in the event that following this Agreement’s effective date Company reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, Company and you shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance. With respect to expenses eligible for reimbursement or any in-kind benefits to be paid or provided under the terms of the Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year or in-kind benefits provided during any tax year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in another taxable year, (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.
(d)    Potential Payment Reduction. Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by you (including, without limitation, any payment or benefit received in connection with a Change in Control or the termination of your employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or in part) to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, agreement, arrangement or program, the Total Payments shall be reduced (but in no event to less than zero) in the following order to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax: (i) cash payments that do not constitute deferred compensation within the meaning of Section 409A of the Code, (ii) acceleration of vesting of equity and equity-based awards and non-cash benefits that do not constitute deferred compensation within the meaning of Section 409A of the Code and (iii) all other cash payments, acceleration of vesting of equity and equity-based awards and non-cash benefits that do constitute deferred compensation within the meaning of Section 409A of the Code (the payments and benefits in clauses (i), (ii) and (iii), together, the “Potential Payments”); provided, however, that the Potential Payments shall only be reduced if (a) the net amount of the Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (b) the net amount of the Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). All determination under this Section 6(d) shall be made by a nationally recognized accounting firm or law firm selected by the Company (the “Tax Advisor”). The Company and you will each provide the Tax Advisor access to and copies of any books, records and documents in the possession of the Company or Employee, as the case may be, reasonably requested by the Tax Advisor, and otherwise cooperate with the Tax Advisor in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 6(d).

7.    Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B.
8.    Attorneys’ Fees. The Company shall reimburse you for all reasonable legal fees and expenses incurred in connection with his review and negotiation of this offer letter and documentation with respect to his Option executed in connection herewith, subject to appropriate documentation of same, up to a maximum of $5,000.
9.    Withholding Taxes. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.
10.    Interpretation, Amendment and Enforcement. This Agreement and the exhibits hereto constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in New York in connection with any Dispute or any claim related to any Dispute.
11.    Assignment. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. This Agreement shall be binding on any successor to the Company in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean the Company and any successor to all or substantially all of its business and/or assets, which assumes and agrees to perform this Agreement by operation of law, or otherwise. This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his estate.
12.    Notices. Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally delivered in writing to the person being served or the designated officer of the corporate party being served; deposited in the United States mail, first class, registered or certified with return receipt requested, postage prepaid and addressed as specified below to the person otherwise designated, on the date of receipt, refusal or non-delivery indicated on the return receipt; sent by overnight mail; or sent by telecopier; and addressed to the Company at its headquarters and to you at your most recent address on file with the Company.
13.    Indemnification. You and the Company will enter into an indemnification agreement, in the form attached hereto as Exhibit C.
14.    Definitions. The following terms have the meaning set forth below wherever they are used in this Agreement:
“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of Agreement or the Proprietary Information and Inventions Agreement between you and the Company, (c) your material failure to comply with the Company’s material written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, or (e) your gross negligence or willful misconduct in the performance of your duties, provided that, in the case of clauses (c) or (e), (A) the Company has given written notice to you of the facts and circumstances as the basis for a termination for Cause within 30 days following the Company’s knowledge of such facts and circumstances, (B) you do not remedy the circumstances constituting Cause within 10 business days after receipt of such notice to cure, and (C) the Company terminates you within 120 days following its knowledge of such facts and circumstances.
“Change of Control” means:
(a)    the consummation of any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction;
(b)    the sale, transfer or other disposition of all or substantially all of the Company’s assets;
(c)    a change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either:
(i)    had been directors of the Company on the date 24 months prior to the date of such change in the composition of the Board (the “Original Directors”); or
(ii)    were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this Paragraph (ii); or
(d)    Any transaction or series of related transactions as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Subsection (d), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.
A transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. In addition, a transaction will not constitute a Change of Control unless such transaction also constitutes a “change in control event” as defined in Treasury Regulation §1.409A-3(i)(5).
“Code” means the Internal Revenue Code of 1986, as amended.
“Good Reason” means the occurrence of any of the following, without your consent (i) a material diminution in your duties, authority, responsibilities or title (which shall include for the avoidance of doubt, serving as a member of the Board or reporting directly to the Board), (ii) a reduction in your then current salary or bonus target percentage, (iii) the Company’s material breach of this Agreement, (iv) the requirement that you relocate your family and primary residence or (v) the Company provides a notice of non-renewal of the then-current Term; provided that (A) you have given written notice to the Company of the facts and circumstances as the basis for a resignation for Good Reason within 30 days following your knowledge of such facts and circumstances, (B) the Company does not remedy the circumstances constituting Good Reason within 30 business days after receipt of such notice to cure, which cure in the event that it relates to subsection (ii) shall include a retroactive adjustment in compensation, and (C) you resign within 120 days following your knowledge of such facts and circumstances.
“Permanent Disability” means that you are unable to perform the essential functions of your position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.
“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.
* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this Agreement and the enclosed Proprietary Information and Inventions Agreement and Indemnification Agreement and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

Himesh, we are very pleased to be presenting you with this offer. We are confident that your skills, enthusiasm and professionalism will add to Synacor’s success while creating the opportunities and rewards that will help you achieve your professional goals. We look forward to having you as a part of our team.

Very truly yours,
SYNACOR, INC.

/s/ Jordan Levy
JORDAY LEVY
CHAIRMAN OF THE BOARD OF DIRECTORS

I have read and accept this employment offer:

/s/ Himesh Bhise
Signature of Himesh Bhise

Dated:	July 31, 2014

Attachments

Exhibit A: Form of Release
Exhibit B: Proprietary Information and Inventions Agreement
Exhibit C: Indemnification Agreement